Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Appointments of Mark Van Oene as Chief Operating Officer and Peter Fromen as Chief Commercial Officer

Menlo Park, Calif. – January 8, 2021 – Pacific Biosciences of California, Inc. (NASDAQ: PACB), a leading provider of high-quality sequencing solutions, today announced the appointments of Mark Van Oene as Chief Operating Officer and Peter Fromen as Chief Commercial Officer, both effective as of January 8, 2021.

“I am delighted to have Mark Van Oene and Peter Fromen join the company,” said Christian Henry, President and Chief Executive Officer of Pacific Biosciences.   “Mark and Peter are both world-class executives and their deep experience in the field of genomics will significantly strengthen our management team as we execute on our core strategic objectives for 2021 and beyond.  In the newly created role of Chief Operating Officer, Mark will manage our research, development and manufacturing organizations and will be responsible for driving our strategic planning and corporate development activities.  In another newly created role of Chief Commercial Officer, Peter will have global responsibility for all commercial activity including, sales, marketing and customer support. I have worked with both Mark and Peter for many years and I have seen firsthand, the value they can bring to the organization. Beyond their expertise in our field, both Mark and Peter are excellent team builders and have demonstrated over many years a strong track record of execution, which will be critical as we seek to accelerate our growth. We are fortunate to be able to add such top-notch talent to our management team.”

Mr. Van Oene stated, “I am thrilled to join Pacific Biosciences and am excited to take part in working to transform the company by making long reads more accessible and significant in the life sciences industry.  The company has a great reputation among researchers in the genomics community, which provides the foundation and necessary insights for rapidly expanding the business.”

Mr. Fromen stated, “I am ecstatic to have the opportunity to work with Christian and the team at PacBio to grow the company’s commercial footprint and fully realize the potential of its differentiated technology to expand the role of genomics across numerous high value applications in areas such as translational research and human health.”

Mr. Van Oene joins the company from Illumina, Inc. where he most recently served as Senior Vice President and Chief Commercial Officer.  In that role, he was responsible for the development and implementation of lllumina’s commercial strategy and oversaw worldwide sales and services.  He joined Illumina in 2006 as a regional account manager in Illumina’s sales organization, and advanced rapidly taking on senior commercial leadership roles with ever increasing areas of responsibility, ultimately assuming the Chief Commercial Officer role in 2017.  During his fifteen year tenure at Illumina, Mr. Van Oene was instrumental in scaling Illumina’s global commercial organization, representing the voice of their customers and driving significant revenue growth.

Mr. Fromen also joins the company from Illumina, where he most recently served as Global Vice President of Population Genomics and Precision Health.  In that role, he was responsible for product management, market development, and market strategy across Genetic Disease Research and Testing, Population Genomics, Health Systems and Consumer Genomics.  He joined Illumina in 2007 as Senior Director of Investor Relations and directed the investor relations activities for Illumina for four years.  He then transitioned to the commercial organization, leading product marketing activities across multiple business units, and had a leading role in launching flagship products such as the HiSeq X Ten Sequencing System, which delivered the first $1000 human whole genome.  In 2015, with population genomics starting to emerge, Mr. Fromen relocated to London to oversee Ilumina’s partnership with Genomics England and the National Health System (NHS) to execute the 100,000 Genomes Project and subsequently embed clinical whole genome sequencing as standard of care in the NHS for rare disease and certain cancers.  Over the past five years, he was responsible for expanding Illumina’s Population Genomics business on a worldwide scale.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to market leadership, plans for increased revenue, growth and success, the ability of the Company to be successful in reaching its technological and commercial potential, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors: Trevin Rard 650.521.8450
ir@pacificbiosciences.com